Exhibit 7.c

                                                                       Exhibit E
                                IRREVOCABLE PROXY

1. If Brooke Corporation, a Kansas corporation ("Buyer") breaches its covenant in the first sentence of Section 1.3(c) (a "Breach") of the Stock Purchase and Sale Agreement (the "Purchase Agreement") dated October 6, 2006 between Buyer and First American Capital Corporation, a Kansas corporation ("Seller"), Buyer, as holder of three million seven hundred forty-two thousand nine hundred forty-three (3,742,943) shares of common stock of Seller (the "Initial Shares"), hereby irrevocably appoints and constitutes Harland Priddle or his designee (the "Proxy Holder"), as its attorney and proxy to act in its place and stead as to all Initial Shares subject hereto as long as this Irrevocable Proxy is in effect for the sole purpose of voting the Initial Shares in favor of the Approvals (as such term is defined in the Purchase Agreement). Upon the occurrence of the Breach, the Proxy Holder shall have full power of substitution.

2. In compliance with applicable law, this Irrevocable Proxy is irrevocable and coupled with an interest and executed in consideration of the Purchase Agreement.

3. This Proxy shall terminate upon the earlier of: (i) the filing and effectiveness of the Amendments with the Kansas Secretary of State; (ii) the termination of the Purchase Agreement prior to Closing in accordance with its terms; or (iii) the longest period permitted under the laws applicable to this Irrevocable Proxy. In the event this Irrevocable Proxy shall terminate by operation of law or otherwise prior to the occurrence of the event described in part (i) or (ii) above, then Buyer agrees to immediately execute and deliver to the Proxy Holder a new proxy substantially similar to this Irrevocable Proxy, so long as the execution and delivery of such new proxy is not prohibited by or in violation of applicable law.

4. In the event of a dispute or controversy arising out of or relating to this Irrevocable Proxy, or performance hereof, the Proxy Holder shall be entitled to act as the Buyer's attorney and proxy to act in its place and stead as to all Initial Shares subject hereto for the purpose of voting the Initial Shares in favor of the Approvals pursuant to this Irrevocable Proxy during the pendency of such dispute. The prevailing party in any litigation or proceeding pertaining to this Irrevocable Proxy shall be entitled to reasonable attorney's fees actually incurred, together with costs of the litigation including expert witness fees, if any.

5. This Irrevocable Proxy may be executed in one or more counterparts, each of which shall constitute an original document, but all of which together shall be one and the same Irrevocable Proxy.

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BROOKE CORPORATION


By:
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Name:
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Title:
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AGREED AND ACKNOWLEDGED:



Harland Priddle